EXHIBIT 4.3

                      BONSO ELECTRONICS INTERNATIONAL INC.

                              EMPLOYMENT AGREEMENT
                                      WITH
                                   ANTHONY SO


     This Employment Agreement is made and entered into effective this 1st day of April, 2003, by and between Bonso Electronics International Inc., a British Virgin Islands international business company (the "Company"), and Anthony So, an individual ("Executive").

                                    RECITALS

     A. The Company desires to be assured of the association and services of Executive for the Company.

     B. Executive is willing and desires to be employed by the Company, and the Company is willing to employ Executive, upon the terms, covenants and conditions hereinafter set forth.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

     1. Employment. The Company hereby employs Executive as its Chairman of the Board of Directors, Chief Executive Officer and President.

     2. Term. The term of this Agreement shall be for a period of five (5) years effective as of April 1, 2003, and ending on March 31, 2008 (the "Initial Term"), unless terminated earlier pursuant to Section 6 below. This Agreement shall be automatically renewed for successive one year periods (the "Renewal Term") unless, at least 90 days prior to the expiration of the Initial Term or any Renewal Term, either party gives written notice to the other party specifically electing to terminate this Agreement at the end of the Initial Term or any such Renewal Term.

     3. Compensation; Reimbursement.

     3.1 Base Salary. For all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary of Seven Hundred Thousand United States Dollars (US$700,000) per year (the "Base Salary"). The Base Salary shall be payable in equal, consecutive monthly installments. Payment of the Salary shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by a corporation to an employee in Hong Kong. It is expressly understood and agreed that the Base Salary may be increased upon the approval of the Company's Compensation Committee (if such a committee exists) or by a majority of the members of the Board of Directors.

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     3.2 Bonus. In addition to the Base Salary and the Deferred Compensation, the Company shall pay Executive such Bonus or Bonuses as the Board of Directors shall determine in their sole discretion.

     3.3 Additional Benefits. In addition to the Base Salary and the Bonus, Executive shall be provided the exclusive use and possession of the property located at Savanna Garden, House No. 27, Tai Po, New Territories, Hong Kong ("Savanna Garden House") without any cost or charge to the Executive. If the Savanna Garden House is sold during the term of this Agreement or during any period that Company is obligated to provide Executive or his family with the exclusive use and possession of Savanna Garden House, then Company agrees to provide Executive with the possession and use of a property in the Hong Kong Special Administrative Region that is substantially identical to the Savanna Garden House of Executive's choice (or if Executive is deceased his family's choice). References to Savanna Garden House in the remainder of this paragraph shall be deemed to mean the property that is substantially identical to the Savanna Garden House referenced in the preceding sentence as the context may require. Executive shall be provided the exclusive possession and use of the Savanna Garden House for the term of this Agreement and for five years after this Agreement has been terminated for any reason without any cost or charge to the Executive. If Executive should die while in possession and use of the Savanna Garden House, Executive's family shall be entitled to remain in possession and use of the Savanna Garden House until the later of the period to which Executive would have been entitled to possession and use or five years after the date of Executive's death. The Company shall be responsible for and shall pay all costs of upkeep and maintenance of the Savanna Garden House for so long as Executive or his family are entitled to possession and use, including but not limited to taxes, insurance, maintenance, repairs, and all costs associated with living in the Savanna Garden housing estate. Company agrees to take no action to convey any interest in or to the Savanna Garden House to any party other than Executive or his family during any period that Executive or his family is entitled to the possession and use of the Savanna Garden House. Company shall provide Executive with an automobile of Executive's choice ("Automobile") for his or his family's exclusive use during the term of this Agreement and for five years after this Agreement is terminated. Company shall be responsible for all costs of taxes, licensing, insurance, repair, maintenance, fuel, and upkeep of the Automobile during this period. Company shall pay such fees, dues, assessments and costs for memberships and use of such clubs as Executive shall desire to join or continue as a member during the term of this Agreement and for the five year period after this Agreement is terminated. Company agrees to transfer any or all club membership interests to Executive or his family upon request by Executive or members of his immediate family (if Executive is deceased) without any charge or cost to Executive or members of his immediate family. Company shall pay and be responsible to pay for any costs associated with the transfer of club memberships. In addition, as part of his compensation Executive shall be entitled to all other benefits of employment provided to the employees of the Company.

     3.4 Reimbursement. Executive shall be reimbursed for all reasonable "out-of-pocket" business expenses for business travel and business entertainment incurred in connection with the performance of his duties under this Agreement. The reimbursement of Executive's business expenses shall be upon monthly presentation to and approval by the Company of valid receipts and other appropriate documentation for such expenses.

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     4. Scope of Duties.

     4.1 Assignment of Duties. Executive shall have such duties as may be assigned to him from time to time by the Company's Board of Directors commensurate with his experience and responsibilities in the positions for which he is employed pursuant to Section 1 above. Such duties shall be exercised subject to the control and supervision of the Board of Directors of the Company.

     4.2 General Specification of Duties. Executive's duties shall include, but not be limited to those duties that are generally associated with the positions of Chairman of the Board of Directors, Chief Executive Officer and President of a company similarly situated to the Company.

     The foregoing specifications are not intended as a complete itemization of the duties which Executive shall perform and undertake on behalf of the Company in satisfaction of his employment obligations under this Agreement.

     4.3 Executive's Devotion of Time. Executive hereby agrees to devote his full time abilities and energy to the faithful performance of the duties assigned to him and to the promotion and forwarding of the business affairs of the Company, and not to divert any business opportunities from the Company to himself or to any other person or business entity.

     4.4 Conflicting Activities.

     (a) Executive may, during the Initial Term or any Renewal Term of this Agreement, be engaged in other business activities without the prior consent of the Board of Directors of the Company; provided, however, that Executive may not compete directly with the Company. Further, nothing in this Agreement shall be construed as preventing Executive from investing his personal assets in passive investments in business entities which are not in competition with the Company or its affiliates, or from pursuing business opportunities as permitted by
Section 4.4(b).

     (b) Executive hereby agrees to promote and develop all business opportunities that come to his attention relating to current or anticipated future business of the Company, in a manner consistent with the best interests of the Company and with his duties under this Agreement. Should Executive discover a business opportunity that does not relate to the current or anticipated future business of the Company, he shall be free to pursue that opportunity without first offering such opportunity to the Company. It is expressly understood that in developing any business opportunity for himself; such development may not in any material way conflict or interfere with the duties owed by Executive to the Company under this Agreement. As used herein, the term "business opportunity" shall not include business opportunities involving investment in publicly traded stocks, bonds or other securities, or other investments of a personal nature.

     5. Change of Control. If any time during the Initial Term or any Renewal Term of this Agreement there is a change of control of the Company, as defined below, and Executive's employment is terminated by the Company under Section 6.1(a), (b), (c) or (d) within the greater of one (1) year following the change of control or the remaining term of this Agreement (the "Change of Control Date"), the Company shall pay to Executive (a) the balance of all amounts due

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from the Change of Control Date until the end of the Initial Term, including deferred compensation, due under this Agreement plus (b) an amount equal to five times the sum of (i) his annual Base Salary as in effect on the date of termination plus (ii) the amount of bonus paid in the prior year to executive, and (c) any other amounts due to Executive under any other provision of this Agreement. This amount shall be paid to Executive in one lump sum as soon as practicable, but in no event later than one hundred twenty (120) days, after the date that Executive's employment is terminated. In addition to the lump sum payment referenced in the preceding sentence, the Company shall pay to Executive any accrued and unpaid Bonuses as provided for in Section 3.2 at the same time as the lump sum payment is made. For example, if the Change of Control Date was April 1, 2003, the amount paid to would be equal to [$700,000 (Base Salary) + $0.00 (Deferred Compensation)] X 5 (years remaining on contract)] + [$700,000 (base salary) + $0.00 (deferred compensation) X 5] or an aggregate of $7,000,000). In addition, Executive shall be entitled to the possession and use of the Savanna Garden House until the end of the Initial Term or any additional term plus five calendar years thereafter without cost or charge to the Executive. The Company shall continue to pay and be responsible for the payment of all taxes, insurance, repairs, maintenance, upkeep, or costs associated with the Savanna Garden Housing estate.

     For purposes of this subsection, a Change of Control shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), whether or not the Company is subject to such reporting requirement; provided, however, that, anything in this Agreement to the contrary notwithstanding, a Change in Control shall be deemed to have occurred if:

     (1) Any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company;

     (2) During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement) individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

     (3) Within two years after a tender offer or exchange offer for voting securities of the Company, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board;

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     (4) There occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Transaction"), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50 percent of the combined voting power of the Company or other corporation resulting from such Transaction; or

     (5) All or substantially all of the assets of the Company are sold, liquidated or distributed.

     6. Termination.

     6.1 Bases for Termination.

     (a) Executive's employment hereunder may be terminated at any time by mutual agreement of the parties.

     (b) This Agreement shall automatically terminate on the last day of the month in which Executive dies or becomes permanently incapacitated. "Permanent incapacity" as used herein shall mean mental or physical incapacity, or both, reasonably determined by the Company's Board of Directors based upon a certification of such incapacity by, in the discretion of the Company's Board of Directors, either Executive's regularly attending physician or a duly licensed physician selected by the Company's Board of Directors, rendering Executive unable to perform substantially all of his duties hereunder and which appears reasonably certain to continue for at least six consecutive months without substantial improvement. Executive shall be deemed to have "become permanently incapacitated" on the date the Company's Board of Directors has determined that Executive is permanently incapacitated and so notifies Executive. If Executive's employment under this Agreement is terminated pursuant to this Section 6.1(b), the Company shall (i) make a lump sum cash payment to Executive within 10 days after termination is effective of an amount equal to (1) Executive's Base Salary accrued to the date of termination; (2) unreimbursed expenses accrued to the date of termination; and (3) any other amounts due to Executive under any other provision of this Agreement. In addition, Company shall pay Executive or his family (if Executive is deceased) an amount equal to Three times the Executive's annual Base Salary within 60 days after termination is effective. For purposes of this provision, Executive's annual Base Salary shall be calculated as of the termination date. After the Company's termination of Executive under this provision, the Company shall continue to be obligated to provide the benefits to Executive described in Section 3.3.

     (c) Executive's employment may be terminated by the Company (for any reason or no reason at all) at any time by giving Executive 180 days prior written notice of termination, which termination shall be effective on the 180th day following such notice. If Executive's employment under this Agreement is so terminated, the Company shall (i) make a lump sum cash payment to Executive within 10 days after termination is effective of an amount equal to (1) Executive's Base Salary accrued to the date of termination; (2) unreimbursed

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expenses accrued to the date of termination; (3) an amount equal to the greater of (a) Five times the Executive's annual Base Salary (i.e., 60 months of Base Salary), or (b) amounts remaining due to Executive as Base Salary (assuming that payments under this Agreement were made until expiration of the Initial Term or if applicable the Renewal Term), and (4) any other amounts due to Executive under any other provision of this Agreement. For purposes of this provision, Executive's annual Base Salary and the remaining portion of the term of the Agreement shall be calculated as of the termination date. After the Company's termination of Executive under this provision, the Company shall continue to be obligated to provide the benefits to Executive described in Section 3.3. In addition to the lump sum payment referenced in the preceding sentence, the Company shall pay to Executive the Bonus provided for in Section 3.2 based upon the number of days in the year that Executive was employed by the Company, within one hundred five days after the end of the fiscal year in which Executive was terminated.

     (d) Executive may terminate his employment hereunder by giving the Company 60 days prior written notice, which termination shall be effective on the 60th day following such notice.

     6.2 Payments Upon Termination Pursuant To Sections 6.1(a), or (d). Upon termination under Sections 6.1(a), or (d), the Company shall pay to Executive within 10 days after termination an amount equal to the sum of (1) Executive's Base Salary accrued to the date of termination; (2) unreimbursed expenses accrued to the date of termination, and (3) any other amounts due to Executive under any other provision of this Agreement. Except for the foregoing compensation then due and owing and the benefits provided for in Section 3.3, the Company shall not be obligated to compensate Executive, his estate or representatives after any such termination.

     7. Miscellaneous.

     7.1 Transfer and Assignment. This Agreement is personal as to Executive and shall not be assigned or transferred by Executive without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their respective permitted heirs, personal representatives, successors and assigns.

     7.2 Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

     7.3 Governing Law. This Agreement is made under and shall be construed pursuant to the laws of Hong Kong.

     7.4 Counterparts. This Agreement may be executed in several counterparts and all documents so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties did not sign the original or the same counterparts.

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     7.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement not so set forth herein.

     7.6 Modification. This Agreement may be modified, amended, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the party or parties to be bound by any such modification, amendment, supersession, cancellation or waiver.

     7.7 Attorneys' Fees and Costs. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its attorneys' fees and court costs incurred in litigating or otherwise settling or resolving such dispute whether or not an action is brought or prosecuted to judgment. In construing this Agreement, none of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same.

     7.8 Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

     7.9 Cumulative Remedies. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one or such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

     7.10 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

     7.11 Notices. Any notice under this Agreement must be in writing, may be telecopied provided that evidence of the transmission and receipt is created at the time of transmission, sent by express 24-hour guaranteed courier, or hand-delivered, or may be served by depositing the same in the United States mail, addressed to the party to be notified, postage-prepaid and registered or certified with a return receipt requested. The addresses of the parties for the receipt of notice shall be as follows:

If to the Company:       Bonso Electronics International Inc.

If to Executive:         Anthony So


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Each notice given by registered or certified mail shall be deemed delivered and effective on the date of delivery as shown on the return receipt, and each notice delivered in any other manner shall be deemed to be effective as of the time of actual delivery thereof. Each party may change its address for notice by giving notice thereof in the manner provided above.

     7.12 Survival. Any provision of this Agreement which imposes an obligation after termination or expiration of this Agreement shall survive the termination or expiration of this Agreement and be binding on Executive and the Company.

     7.13 Right of Set-Off. Upon termination or expiration of this Agreement, the Company shall have the right to set-off against the amounts due Executive hereunder the amount of any outstanding loan or advance from the Company to Executive.

     7.14 Effective Date. This Agreement shall become effective as of the date set forth on page 1 when signed by Executive and the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first set forth above.

ANTHONY SO                          BONSO ELECTRONICS INTERNATIONAL INC.



/s/ Anthony So                      By: /s/ Kim Wah Chung
--------------                      ---------------------
                                    Kim Wah Chung, Director



                                    By: /s/ Cathy Kit Teng Pang
                                    ---------------------------
                                    Cathy Kit Teng Pang, Director



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